                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

   Filed by the registrant [X]
   Filed by a party other than the registrant [ ]
   Check the appropriate box:
   [ ]  Preliminary proxy statement
   [X]  Definitive proxy statement
   [ ]  Definitive additional materials
   [ ]  Soliciting material pursuant to Rule 14a-12

                             AMERICAN EXPRESS COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

   Payment of filing fee (Check the appropriate box):
   [X]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

        (2) Aggregate number of securities to which transactions applies:

--------------------------------------------------------------------------------

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

--------------------------------------------------------------------------------

        (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

        (5) Total fee paid:

--------------------------------------------------------------------------------

   [ ] Fee paid previously with preliminary materials

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

       (1) Amount previously paid:

--------------------------------------------------------------------------------

       (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

       (3) Filing party:

--------------------------------------------------------------------------------

       (4) Date filed:

--------------------------------------------------------------------------------

                                     [Logo]

                            AMERICAN EXPRESS COMPANY

                               -------------------

                         2001 NOTICE OF ANNUAL MEETING
                                      AND
                                PROXY STATEMENT

[LOGO]                 AMERICAN EXPRESS COMPANY
                       200 VESEY STREET
                       NEW YORK, NEW YORK 10285

                                   NOTICE OF
                         ANNUAL MEETING OF SHAREHOLDERS

DATE..............................  Monday, April 23, 2001 at
                                    10:00 A.M.

PLACE.............................  American Express Company
                                    200 Vesey Street, 26th floor
                                    New York, New York 10285

ITEMS OF BUSINESS.................  (1) To elect Directors.

                                    (2) To ratify our selection of
                                        Ernst & Young LLP as our
                                        independent auditors for 2001.

                                    (3) To vote on a shareholder
                                        proposal relating to rotating the
                                        location of our annual
                                        shareholders meeting, which
                                        our Board of Directors
                                        opposes.

                                    (4) To transact such other
                                        business that may properly come
                                        before the meeting.

RECORD DATE.......................  You can vote if you are a shareholder of record on March 6,
                                    2001.

                                                           /s/ STEPHEN P. NORMAN

                                                               STEPHEN P. NORMAN
                                                                       Secretary

March 14, 2001

                         TABLE OF CONTENTS

                                                           PAGE
                                                           ----
General Information......................................    1
Voting Information.......................................    1
Board and Committee Governance...........................    5
    Report of the Audit Committee........................    6
Compensation of Directors................................    8
Ownership of Our Common Shares...........................   11
Item 1 -- Election of Directors..........................   13
Item 2 -- Selection of Auditors..........................   16
Item 3 -- Shareholder Proposal...........................   17
Executive Compensation...................................   18
    Compensation Committee Report on Executive
      Compensation.......................................   18
Certain Transactions.....................................   40
Section 16(a) Beneficial Ownership Reporting
  Compliance.............................................   41
Directors and Officers Liability Insurance...............   42
Requirements, Including Deadlines for Submission of Proxy
Proposals, Nomination of Directors and Other Business of
Shareholders.............................................   42
Exhibit A -- Audit Committee Charter.....................   44

[Logo]                 AMERICAN EXPRESS COMPANY
                       200 VESEY STREET
                       NEW YORK, NEW YORK 10285

                                                                  March 14, 2001

                                PROXY STATEMENT

                              GENERAL INFORMATION
------------------------------------------------------------------------------

    We are providing these proxy materials to you in connection with the solicitation of proxies by the Board of Directors of American Express Company for the 2001 Annual Meeting of Shareholders and for any adjournment or postponement of the meeting. In this Proxy Statement, we refer to American Express Company as 'the Company,' 'we' or 'us.'

    We are holding the Annual Meeting at 10:00 a.m. on Monday, April 23, 2001 and invite you to attend in person. If you need special assistance at the meeting because of a disability, please call Stephen P. Norman, our Corporate Secretary, at (212) 640-5583.

    The Company has arranged for live audio of the 2001 Annual Meeting to be accessible to the general public on the American Express website at http://ir.americanexpress.com. A replay of the meeting's audio webcast will also be available at the same website address.

    We intend to mail this Proxy Statement and proxy card to shareholders starting on or about March 16, 2001.

                               VOTING INFORMATION
------------------------------------------------------------------------------

RECORD DATE

    You may vote all shares that you own as of March 6, 2001, which is the record date for the Annual Meeting. On March 6, 2001, we had 1,333,238,520 common shares outstanding. Each common share is entitled to one vote on each matter properly brought before the meeting.

OWNERSHIP OF SHARES

    You may own common shares either (1) directly in your name as the shareholder of record, which includes shares purchased through our Shareholder's Stock Purchase Plan (Purchase Plan) and restricted share awards (RSAs) issued under our long-term incentive plans for employees or (2) indirectly through a broker, bank or other holder of record, which includes shares in the American Express Stock Fund of our Incentive Savings Plan (ISP).

    If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these proxy materials directly to you. As the holder of record, you have the right to give your proxy directly to us or to vote in person at the meeting. If you hold your shares in a brokerage account or through a bank or other holder of record, you hold the shares in 'street name,' and your broker, bank or other holder of record is sending these proxy materials to you. As a holder in street name, you have the right to direct your broker, bank or other holder of record how to vote by filling out a voting instruction form. Regardless of how you hold your shares, we invite you to attend the meeting.

HOW TO VOTE

    Your vote is important. We encourage you to vote promptly. You may vote in one of the following ways:

    BY TELEPHONE. If you are located in the U.S., you can vote your shares by calling the toll-free telephone number on your proxy card. You may vote by telephone 24 hours a day through Friday, April 20, 2001. The telephone voting system has easy-to-follow instructions and allows you to confirm that the system has properly recorded your votes. If you vote by telephone, you do not need to return your proxy card. If you are an owner in street name, please follow the instructions that accompany your proxy materials.

    BY INTERNET. You can also vote your shares by the Internet. Your proxy card indicates the web site you may access for Internet voting. You may vote by the Internet 24 hours a day through Friday, April 20, 2001. As with telephone voting, you will be able to confirm that the system has properly recorded your vote. If you are an owner in street name, please follow the instructions that accompany your proxy materials. You may incur costs such as telephone and Internet access charges if you vote by the Internet.

    BY MAIL. If you are a holder of record, you can vote by marking, dating and signing your proxy card and returning it by mail in the enclosed postage-paid envelope. If you hold your shares in street name, please complete and mail the voting instruction card.

    AT THE ANNUAL MEETING. The way you vote your shares now will not limit your right to change your vote at the Annual Meeting if you attend in person. If you hold your shares in street name, you must obtain a proxy, executed in your favor, from the holder of record if you wish to vote these shares at the Meeting.

    All shares that have been properly voted and not revoked will be voted at the Annual Meeting. If you sign and return your proxy card without any voting instructions, your shares will be voted as our Board of Directors recommends.

    REVOCATION OF PROXIES. You can revoke your proxy at any time before your shares are voted if you (1) submit a written revocation to our Secretary, Stephen P. Norman, (2) submit a later-dated proxy (or voting instructions if you hold shares in street name), (3) provide subsequent telephone or Internet voting instructions or (4) vote in person at the Annual Meeting.

SHARES HELD UNDER PLANS

    If you participate in the Purchase Plan, your proxy card shows the number of shares enrolled in that plan as well as any shares you have acquired through dividend reinvestment. If you participate in the ISP, your proxy card may include shares that the plan has credited to your account. To allow sufficient time for the ISP trustee to vote, the trustee must receive your voting instructions by April 17, 2001. If the ISP trustee does not receive your instructions by that date, the trustee will vote your shares in the same proportion of votes that the trustee receives from other ISP participants.

CONFIDENTIAL VOTING

    We maintain the confidentiality of the votes of individual shareholders. We do not disclose these votes to any member of management, except if we must disclose them for legal reasons. However, if a shareholder writes a comment on the proxy card, we will forward the comment to management. In reviewing the comment, management may learn how the shareholder voted. In addition, the Inspectors of Election and selected employees of our independent tabulating agent may have access to individual votes in the normal course of counting and verifying the vote.

QUORUM AND REQUIRED VOTE

    QUORUM. We will have a quorum and will be able to conduct the business of the Annual Meeting if the holders of a majority of the votes that shareholders are entitled to cast are present at the Meeting, either in person or by proxy.

    VOTES REQUIRED FOR PROPOSALS. To elect directors and adopt the other proposals, the following proportion of votes is required:

     -- To elect the Directors, a plurality of the votes cast.

     -- To ratify the selection of our auditors and to adopt the shareholder proposal, the affirmative vote of a majority of the votes cast.

    ROUTINE AND NON-ROUTINE PROPOSALS. New York Stock Exchange rules determine whether proposals presented at shareholder meetings are routine or not routine. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote for the proposal without voting instructions from the owner. If a proposal is not routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A broker non-vote occurs when the broker or other entity is unable to vote on a proposal because the proposal is not routine and the owner does not provide any instructions.

    The New York Stock Exchange has informed us that the election of directors and ratification of the selection of our auditors are routine items. The Exchange has also informed us that the shareholder proposal is not a routine item.

    HOW WE COUNT VOTES. In determining whether we have a quorum, we count abstentions and broker non-votes as present and entitled to vote.

    In counting votes on the proposals:

     -- We do not count abstentions or broker non-votes as votes cast for the election of Directors, but we do count votes withheld for one or more nominees as votes cast.

     -- We do not count abstentions as votes cast on our proposal to ratify the selection of auditors or the shareholder proposal. Nor do we count broker non-votes as votes cast on the shareholder proposal. Abstentions and broker non-votes will have no impact on the outcome of these proposals.

MULTIPLE SHAREHOLDERS SHARING THE SAME ADDRESS

    In accordance with a notice sent earlier this year to certain street-name shareholders who share a single address, we are sending only one annual report and proxy statement to that address unless we received contrary instructions from any shareholder at that address. This practice, known as 'householding,' is designed to reduce our printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, they may telephone the Secretary at (212) 640-5583 or write to him at 200 Vesey Street, New York, New York 10285-5005. If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting the Secretary in the same manner.

COST OF PROXY SOLICITATION

    We will pay the expenses of soliciting proxies. Our Directors, officers or employees may solicit proxies for us in person, or by telephone, facsimile or electronic transmission. We have hired Morrow & Co. to help us distribute and solicit proxies. We will pay Morrow $17,500 plus expenses for these services.

                         BOARD AND COMMITTEE GOVERNANCE
------------------------------------------------------------------------------

    Our business is managed under the direction of the Board of Directors. Except for Messrs. Golub and Chenault, none of our Board members is employed by the Company. The Board limits membership of the Audit Committee, Compensation and Benefits Committee and Committee on Directors to non-employee Directors. We keep Board members informed of our business through discussions with management, materials we provide to them, visits to our offices and their participation in Board and Board committee meetings.

    During 2000, the Board of Directors met nine times. The Board of Directors has six committees. All our Directors, except for Mr. Lewis and Mr. McGinn, attended 75 percent or more of the meetings of the Board and Board committees on which they served in 2000.

    This table lists our committees, the Directors who currently serve on them and the number of committee meetings held in 2000.

                         MEMBERSHIP ON BOARD COMMITTEES

                                                        COMMITTEE
                                         COMPENSATION       ON                      PUBLIC
NAME                   AUDIT   FINANCE   AND BENEFITS   DIRECTORS   EXECUTIVE   RESPONSIBILITY
Mr. Akerson              C        M                                     M
Mr. Artzt                M        M
Mr. Bowen                M                                              M             C
Mr. Chenault                      M
Mr. Golub                                                               C
Ms. Greenough                                  M                                      M
Mr. Johnson              M        M                         M
Mr. Jordan                                                  C           M             M
Mr. Leschly                                    M                                      M
Mr. McGinn                        M            M            M
Mr. Popoff                                     C                        M             M
2000 Meetings            7        3            4            1           0             2
      C = Chair
      M = Member

    AUDIT COMMITTEE. All members of the Audit Committee are independent directors as defined in the listing standards of The New York Stock Exchange. The Board of Directors has approved a written charter governing the Committee, a copy of which is attached to this proxy statement as Exhibit A. The functions of the Committee are described in this charter and in the following Report of the Audit Committee.

                         REPORT OF THE AUDIT COMMITTEE

    The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company's financial reporting process. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditors are responsible for auditing the Company's financial statements and expressing an opinion as to their conformity to accounting principles generally accepted in the United States.

    In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the independent auditors the Company's audited financial statements. The Audit Committee also has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to communication with audit committees. In addition, the Audit Committee has received from the independent auditors the written disclosures and letter required by Independence Standards Board Standard No. 1 relating to independence discussions with audit committees, has discussed with the independent auditors their independence from the Company and its management, and has considered whether the independent auditor's provision of non-audit services to the Company is compatible with maintaining the auditor's independence.

    The Audit Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting. These meetings without management present are held at least once each year, but generally more frequently.

    In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the Company's audited financial statements be included in the Company's 2000 Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

                               AUDIT COMMITTEE

                               Daniel F. Akerson, Chairman
                               Edwin L. Artzt
                               William G. Bowen
                               F. Ross Johnson

    COMPENSATION AND BENEFITS COMMITTEE. The Compensation and Benefits Committee has overall responsibility for our executive officer and other compensation and benefit programs. The Committee may hire and consult with independent advisors. The Committee also:

     -- approves the compensation of certain key employees and makes recommendations to the Board as required;

     -- evaluates the performance of the Chief Executive Officer;

     -- reviews senior management development programs and appraises senior management performance;

     -- approves material changes to our incentive compensation and benefit plans and policies; and

     -- carries out the Board's responsibilities under our pension, savings and welfare benefit plans and appoints management employees to serve on the committees that are responsible for the administration of these plans and the management of plan assets.

    COMMITTEE ON DIRECTORS. The Committee on Directors considers and makes recommendations to the Board concerning board composition and performance. The
Committee:

     -- recommends individuals for election to the Board and the duties and membership of Board committees;

     -- advises the Board on the factors it should consider in selecting
        Directors;

     -- advises the Board on compensation we pay to our outside Directors and retirement policies we apply to Board members;

     -- recommends ways for the Board to evaluate its performance and approves procedures for training and orientation of new Board members; and

     -- considers candidates for election to the Board that shareholders recommend in accordance with the requirements we provide on pages 42-43.

    EXECUTIVE COMMITTEE. The Executive Committee may meet instead of the full Board if the Board needs to take action on a significant matter but is unable to convene a full meeting on short notice.

    FINANCE COMMITTEE. The Finance Committee oversees our investment programs and reviews our capital needs. The Committee:

     -- considers our investment strategies in light of dynamic economic and market conditions;

     -- reviews with management our need for capital and how we allocate it;

     -- reviews our dividend policies with management; and

     -- consults with management when we consider important transactions, such as acquiring other businesses, obtaining loans or issuing securities.

    PUBLIC RESPONSIBILITY COMMITTEE. The Public Responsibility Committee reviews our practices that affect the communities we work in or the public interest in general. For example, the Committee considers our consumer policies, our charitable giving programs, the ways we create employment opportunities for minorities and women, and how we safeguard confidential information about our customers.

                           COMPENSATION OF DIRECTORS
------------------------------------------------------------------------------

FEES AND EXPENSES

    In 2000, we paid each non-employee Director compensation for Board service as follows:

     -- an annual retainer of $64,000, which we reduce by $16,000 if the Director does not attend at least 75 percent of our Board meetings and meetings of the committees on which the Director serves;

     -- an annual retainer of $10,000 for a Director who is a committee chairperson; and

     -- customary reimbursement of expenses for attending Board, committee and shareholder meetings.

    We do not pay Directors who are also our employees any additional compensation for serving as a Director.

STOCK PLANS

    We have two stock-related plans for our non-employee Directors that link a portion of their compensation to our share price performance. These plans are the Directors' Stock Option Plan and the Directors' Stock Plan.

    DIRECTORS' STOCK OPTION PLAN. We make an annual 3,000-share stock option grant to each non-employee Director on the date of the Annual Meeting of Shareholders. In 2000 we made this grant to each of our 11 non-employee Directors elected on that day, nine of whom are also current nominees. The 2000 grant has these features:

     -- The exercise price is $48.85 per share, which was the market price of our common shares on the date we made the grant.

     -- Directors may exercise the option for up to ten years.

     -- Directors may exercise one-third of the grant after one year, two-thirds after two years and the full grant after three years.

     -- Directors may transfer the option to family members so long as the Director remains responsible for the payment of taxes when the transferee exercises the option.

    DIRECTORS' STOCK PLAN. We make an annual grant of 600 common shares to each non-employee Director for service in the prior year. In two instances we will grant fewer than 600 shares: (1) we will grant

450 shares to any Director who attends less than 75 percent of all Board and committee meetings in the prior year and (2) we will grant 300 shares to any Director who joined the Board after July 1 of the prior year. In 2000 we granted 600 common shares to nine Directors and 450 shares to two Directors who attended less than 75 percent of all Board and Committee meetings.

DEFERRED COMPENSATION PLAN

    Non-employee Directors may elect to defer the receipt of their cash compensation until a later date. Participating Directors may invest their deferred amounts in two ways: (1) in a cash account that earns interest based on our return on equity or (2) in a stock account that we value according to the performance of our common shares, including reinvested dividends. Five
Directors currently participate in the plan. On page 11 we show the number of common share equivalent units we have credited thus far to the Directors who invest in the stock account.

RETIREMENT BENEFITS

    We offer no retirement benefits to non-employee Directors who were elected after March 31, 1996. However, we pay a retirement benefit to Directors who
(1) began their Board service on or before March 31, 1996, (2) have served on our Board for at least five years and (3) have never been our employees. The retirement benefit consists of a payment of $30,000 per year for each year a Director served on the Board. We will not make payments past a Director's death. We may provide retirement benefits to Directors who do not qualify under this plan, but have never done so and have no plans to change this practice. Seven of the current Directors are eligible to receive retirement benefits.

INSURANCE

    We provide our non-employee Directors with group term life insurance coverage of $50,000 and accidental death and dismemberment insurance coverage of $300,000. Directors may purchase $50,000 of additional group term life insurance. In 2000 six current Directors purchased this additional insurance.

DIRECTORS' CHARITABLE AWARD PROGRAM

    One way we promote charitable giving is through our Directors' Charitable Award Program. Under this program we purchase life insurance on the lives of participating Directors and advisors to the Board. We will receive a $1,000,000 benefit upon the death of a Director and $500,000 upon the death of an advisor. We expect to donate one-half of the benefit to the American Express Foundation for charitable purposes and one-half directly to the charitable organization that the Director or advisor recommends. The program does not provide any financial benefit to Directors or advisors and we bear only nominal cost in running it. In addition, our donation of the death benefits to the Foundation helps meet the Foundation's funding needs.

OTHER ARRANGEMENTS

    Mr. Jordan has been of counsel to the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. since January 2000. The firm provided legal services to us in 2000 and is providing services to us in 2001 at customary rates.

                         OWNERSHIP OF OUR COMMON SHARES
------------------------------------------------------------------------------

    This table shows how many American Express common shares certain individuals and entities beneficially owned on March 6, 2001. These individuals and entities include: (1) owners of more than 5% of our outstanding common shares; (2) our current Directors; (3) the five executive officers named in the compensation tables on pages 26-32 and (4) all current Directors and executive officers as a group. A person has beneficial ownership over shares if the person has voting or investment power over the shares or the right to acquire such power within 60 days. Investment power means the power to direct the sale or other disposition of the shares. Each person has sole voting and investment power over the shares, except as we describe below. The table also shows the number of common share equivalent units we have credited to Directors under the Deferred Compensation Plan.

                           NUMBER OF SHARES     RIGHT TO    COMMON SHARE   PERCENT OF
NAME                        OWNED(2)(3)(4)     ACQUIRE(5)   EQUIVALENTS     CLASS(%)
----                       ----------------    ----------   ------------   ----------
Warren Buffett,
 Berkshire Hathaway Inc.
 and subsidiaries
 1440 Kiewit Plaza
 Omaha, Nebraska 68131....   151,610,700(1)           --           --        11.37%
Daniel F. Akerson.........        38,427           9,000       16,172           --
Edwin L. Artzt............        28,523           9,300           --           --
William G. Bowen..........        36,747          12,000           --           --
Kenneth I. Chenault.......       834,218       1,565,517           --         0.18%
James M. Cracchiolo.......       160,888         315,250           --         0.04%
Harvey Golub..............     2,105,906       2,709,036           --         0.36%
Beverly Sills Greenough...        22,080          15,000           --           --
F. Ross Johnson...........        61,567          25,260           --         0.01%
Vernon E. Jordan, Jr. ....        31,106          15,000       40,499           --
Alfred F. Kelly, Jr. .....       122,770         178,208           --         0.02%
Jan Leschly...............        72,923           9,000           --         0.01%
Jonathan S. Linen.........       583,524(6)    1,232,175           --         0.14%
Richard A. McGinn.........         4,360           3,000           --           --
Frank P. Popoff...........        31,393           9,003        2,700           --
All current Directors and
 executive officers
 (23 individuals).........     4,872,086(7)    9,480,823           --         1.08%

---------
(1) Based on information Berkshire Hathaway Inc. (Berkshire) provided to us as of December 31, 2000.

   Of the shares listed in the table, National Indemnity Company beneficially owns 120,255,879 shares. National Indemnity is a subsidiary of Berkshire. Mr. Buffett, Berkshire and the subsidiaries of Berkshire share voting and investment power over the shares. Mr. Buffett, his spouse and a trust for which Mr. Buffett is trustee own 33.5% of the equity of Berkshire. As a result of this ownership position in Berkshire, Mr. Buffett may be considered the beneficial owner of the shares that Berkshire beneficially owns.

   In 1995 we signed an agreement with Berkshire designed to ensure that Berkshire's investment in our company will always be passive. The agreement remains in effect so long as Berkshire owns 10% or more of our voting securities. Berkshire made similar commitments to the Board of Governors of the Federal Reserve System. Berkshire and its subsidiaries have also agreed to follow our Board of Directors' recommendation in voting Company common shares they own so long as Ken Chenault is our Chief Executive Officer and Berkshire owns 5% or more of our voting securities. With certain exceptions, Berkshire and its subsidiaries may not sell Company common shares to any person who owns more than 5% of our voting securities or who attempts to change the control of the Company.

(2) This column includes shares held in employee benefit plan accounts on December 31, 2000 as follows:

                                     NUMBER OF SHARES
NAME                                 IN PLAN ACCOUNTS
----                                 ----------------
H. Golub...........................        2,302
K.I. Chenault......................       15,849
J.M. Cracchiolo....................        4,390
A.F. Kelly, Jr. ...................        4,129
J.S. Linen.........................       43,994
All current Directors and
  executive officers...............      101,273

    This column also includes shares held in trust, as follows:

                                     NUMBER OF SHARES
TRUSTEE                               HELD IN TRUST
-------                              ----------------
H. Golub...........................      217,125
K.I. Chenault......................       52,109
J.S. Linen.........................      152,071

(3) Certain individuals in the table have disclaimed beneficial ownership of shares. This table does not include these shares, which are held as follows:

     -- Mr. Golub owns 1,191 shares as custodian for his son.

     -- Mr. Golub's wife owns 27,495 shares as trustee or custodian for their son.

     -- Mr. Chenault and his wife are general partners of a limited partnership that owns 40,764 shares.

     -- Mr. Chenault's wife owns 45,846 shares on her own behalf or as trustee or custodian for their children.

     -- All current Directors and executive officers disclaim beneficial ownership over a total of 116,406 shares.

(4) Certain executive officers hold restricted shares which we include in this column. The executive may vote the restricted shares, but may not sell or transfer them during the restricted period. These restrictions lapse over a period of years ending in 2006. The individuals in the table hold the following number of restricted shares:

                                         NUMBER OF
NAME                                 RESTRICTED SHARES
----                                 -----------------
H. Golub...........................        15,112
K.I. Chenault......................       245,334
J.M. Cracchiolo....................        90,000
A.F. Kelly, Jr. ...................        93,900
All executive officers.............       735,346

(5) These are shares that may be acquired by exercising stock options.

(6) Includes 1,296 shares owned by children of Mr. Linen. Mr. Linen is one of our executive officers.

(7) On March 6, 2001, our 23 Directors and executive officers beneficially owned 14,352,909 shares, or about 1.08% of our outstanding shares. No individual in the table beneficially owned more than 1% of our outstanding shares.

                       ITEM 1 -- ELECTION OF DIRECTORS
------------------------------------------------------------------------------

    Our Board of Directors currently has 11 members. Each member, except for Mr. Golub, is standing for re-election, to hold office until the next Annual Meeting of Shareholders. If during the year a Director resigns or retires, the Board of Directors, with input from the Committee on Directors, may elect another Director as a replacement. The Board may add new members during the year based on a number of factors, such as the size of the Board and the Board's desire to add fresh perspectives or expertise. On November 28, 2000, Drew Lewis resigned from the Board of Directors, and on March 7, 2001, Robert Crandall resigned from the Board of Directors.

    The Board has appointed Gary L. Crittenden, Stephen P. Norman and Louise M. Parent as the proxy committee who will vote your shares on your behalf. Their names appear on the proxy card. These individuals intend to vote for the election of each of the 10 nominees unless you indicate on the proxy card or voting instructions that your vote is withheld from any or all of the nominees. The telephone and Internet voting procedures will include instructions on how to withhold your vote from any or all nominees. We expect that each nominee will be able to serve if elected as a Director. However, if any nominee is not able to serve, the persons named as proxies may vote for another person.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THESE NOMINEES AS DIRECTORS.

    We describe below the principal occupation (within brackets) and other information about our nominees.

DANIEL F. AKERSON                               Director since 1995       Age 52

[Chairman and Chief Executive Officer, XO Communications, Inc.], a company that provides high-quality broad-band communications services to businesses over fiber optic facilities, September 1999 to present. Chairman, Nextel International, Inc., an international digital wireless communications company, February 2001 to present. Chairman and Chief Executive Officer, Nextel Communications, Inc., March 1996 to August 1999. Member, Board of Directors, Nextel Communications, Inc., and AOL-Time Warner, Inc.

EDWIN L. ARTZT                                  Director since 1994       Age 70

[Retired Chairman of the Board and Chief Executive Officer of The Procter & Gamble Company], a worldwide consumer products company. Chairman of the Executive Committee, 1995 to September 1999, Chairman of the Board and Chief Executive, 1990 to 1995. Chairman of the Board, Spalding Holdings Corp. Director, Delta Air Lines, Inc., Evenflo Co. and the LPGA. Member, The Business Council.

WILLIAM G. BOWEN                                Director since 1988       Age 67

[President, The Andrew W. Mellon Foundation], a not-for-profit corporation engaged in philanthropy, 1988 to present. Former President, Princeton University. Director, Merck, Inc. Member, Board of Overseers, TIAA-CREF. Chairman, JSTOR.

KENNETH I. CHENAULT                             Director since 1997       Age 49

[Chief Executive Officer, American Express Company], January 2001 to present. President and Chief Operating Officer, February 1997 to January 2001. Vice Chairman, January 1995 to February 1997. Director, American Express Bank, Ltd., International Business Machines Corporation, the National Collegiate Athletic Association and the Arthur Ashe Institute for Urban Health. Trustee, Mount Sinai NYU Health. Member, Council on Foreign Relations, The Business Round Table and The Business Council.

BEVERLY SILLS GREENOUGH                         Director since 1990       Age 71

[Chairman, Lincoln Center for the Performing Arts], 1994 to present. Managing Director, Metropolitan Opera, 1991 to present. Former General Director and President, New York City Opera. Director, Human Genome Sciences, Inc. and Lincoln Center Theater. Member, Board of Trustees, Hospital for Special Surgery and Chairman, National Society for Multiple Sclerosis.

F. ROSS JOHNSON                                 Director since 1986       Age 69

[Chairman and Chief Executive Officer, RJM Group], a management advisory and investment firm, 1989 to present. Director, Power Corporation of Canada, Archer Daniels Midland Company and Gendis, Inc. Former Chairman, Economic Club of New York. Retired Chairman, RJR/Nabisco, Inc.

VERNON E. JORDAN, JR.                           Director since 1977       Age 65

[Senior Managing Director, Lazard Inc.], an investment banking firm, January 2000 to present. Of counsel, Akin, Gump, Strauss, Hauer & Feld, L.L.P., attorneys, Washington, D.C. and Dallas, Texas, January 2000 to present and Senior Partner, 1982 to 1999. Director, Callaway Golf Company, Inc., Clear Channel Inc., Dow Jones & Company, Inc., FirstMark Communications International LLC, J.C. Penney Company Inc., Revlon Group, Inc., Ryder Systems, Inc., Sara Lee Corporation and Xerox Corporation. Trustee, Howard University.

JAN LESCHLY                                     Director since 1997       Age 60

[Chairman and Chief Executive Officer, Care Capital LLC], a private equity firm, May 2000 to present. Chief Executive and Director, SmithKline Beecham, a company that develops and markets pharmaceuticals and over-the-counter medicines, 1994 to May 2000. Director, Viacom, Inc., The Maersk Group and Ventro Corporation. Chairman, International Tennis Hall of Fame. Member, Advisory Board of Daimler Chrysler. Member, Emory University Business School Dean's Advisory Council and The Business Council.

RICHARD A. MCGINN                               Director since 1998       Age 54

[Former Chairman and Chief Executive Officer, Lucent Technologies, Inc.], a company that develops and manufactures communications systems and software, Chairman and Chief Executive Officer, 1996 to October 2000. Executive Vice President of AT&T Corp. and Chief Executive Officer of AT&T Network Systems Group, 1994 to 1996. Director, Oracle Corporation.

FRANK P. POPOFF                                 Director since 1990       Age 65

[Former Chairman and Chief Executive Officer, The Dow Chemical Company], a company that produces chemicals and chemical products; Chairman of the Board, 1995 to November 2000; Chief Executive Officer, 1987 to 1995. Director, Qwest Communications International Inc., United Technologies Corp., Chemical Financial Corporation, Shintech, Inc. and Michigan Molecular Institute. Director Emeritus, Indiana University Foundation. Member, American Chemical Society and The Business Council.
                        ITEM 2 -- SELECTION OF AUDITORS
------------------------------------------------------------------------------

    The Board of Directors has appointed Ernst & Young LLP as our independent auditors for 2001. We are asking shareholders to ratify the Board's selection. Ernst & Young LLP and a predecessor firm have served as our independent auditors since 1975.

AUDIT FEES

    The aggregate fees billed or to be billed by Ernst & Young for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2000 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $7.4 million.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

    The aggregate fees billed by Ernst & Young for services rendered during 2000 for information technology services relating to financial information systems design and implementation were $6.1 million. These fees were billed by Ernst & Young Consulting Group prior to its sale on May 27, 2000 to Cap Gemini, a separate French public company.

ALL OTHER FEES

    The aggregate fees billed by Ernst & Young for services rendered to the Company during 2000, other than the services described above under 'Audit Fees' and 'Financial Information Systems Design and Implementation Fees,' were $18.9 million. These fees consisted of $9.4 million for audit-related services, principally services performed in connection with statutory or regulatory audits, services relating to business acquisitions and dispositions and accounting consultations; $4.7 million for tax preparation and advisory services; and $4.8 million for other advisory services, of which $4.2 million was billed by Ernst & Young Consulting Group prior to its sale on May 27, 2000 to Cap Gemini.

    Representatives of Ernst & Young will be present at the Annual Meeting to answer questions. They will also have the opportunity to make a statement if they wish.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF ITS SELECTION OF ERNST & YOUNG AS OUR INDEPENDENT AUDITORS FOR 2001.

                         ITEM 3 -- SHAREHOLDER PROPOSAL
------------------------------------------------------------------------------

    Mrs. Evelyn Y. Davis, Suite 215, Watergate Office Building, 2600 Virginia Avenue, N.W., Washington, D.C. 20037, record owner of 444 common shares, has advised us that she plans to introduce the following resolution:

   RESOLVED: 'That the stockholders of American Express recommend that the Board of Directors take the necessary steps to rotate the annual meeting to cities where many shareholders are located and/or where the Company has major facilities. Cities could include Washington, D.C., Chicago, Boston, Los Angeles, Houston and other major cities.'

   REASONS: For many years now American Express has been meeting in New York City. At one time many years ago, the Company used to rotate to cities such as Minneapolis and San Francisco, but the Company has NOT been rotating in recent years.

   'Shareholders in other parts of the country also would like to meet management and directors.' We like to suggest that American Express meets every third year in New York and the other two years in other major cities. 'Many major corporations rotate annually.' 'The many problems the Company faces make maximum attendance by outside non-employee shareholders most desirable.'

   'If you AGREE, please mark your proxy FOR this proposal.'

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL FOR THESE
REASONS:

    The Company's By-laws state that the Company's annual meeting of shareholders shall be held at the principal offices of the Company or at such other place as may be chosen by the Board of Directors. This year, as in recent years, the Board of Directors has chosen to hold the annual meeting at the Company's principal offices in New York City because the Company's offices are conveniently located for the largest concentration of the Company's shareholders, employees and retirees and are well served by many forms of public and private transportation. The Board of Directors has chosen other meeting sites in the past and may choose other sites in the future, particularly locations where the Company has a significant presence, but the Board of Directors objects to the lack of discretion afforded the Company by the proponent's rotation proposal. The Board believes it should maintain the flexibility to decide where annual shareholders meetings should be held based on such factors as convenience to shareholders, employees and management, as well as cost and security considerations.

                             EXECUTIVE COMPENSATION
------------------------------------------------------------------------------

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation and Benefits Committee has overall responsibility for determining the compensation of the Company's executive officers as well as for other compensation programs. No member of the Committee is an employee of the Company or participates in any of its executive compensation programs. The Committee considers data provided by independent compensation consultants.

OBJECTIVES

    The Company has designed its executive compensation programs to:

     -- attract, motivate and retain the most talented executives;

     -- link the financial interests of the Company's executives and its shareholders; and

     -- provide rewards for behavior consistent with the Company's values.

    To meet these objectives, the Committee considers objective and subjective factors in making pay decisions for executive officers of the Company. These factors range from competitive pay practices to its judgment of business and individual performance.

EXECUTIVE OFFICER COMPENSATION PROGRAMS AND POLICIES

    COMPENSATION GUIDELINES. The Committee sets executive compensation guidelines for base salary, annual incentive and long-term incentive awards for each executive officer position. The Committee uses three factors to set these guidelines: (1) competitive pay practices, (2) job scope and responsibility and
(3) the Company's need to attract, retain and reward executive talent. The importance of each factor varies by individual. For 2000 the Committee reviewed competitive pay practices at approximately 70 companies that compete with the Company in business or for executive talent. The Standard & Poor's (S&P) 500 Index includes nearly all these companies and the S&P Financial Index includes approximately one-third of these companies. When the Committee approves compensation, it considers these guidelines, current competitive market data and its judgment of Company, business unit and individual performance as described below.

    BASE SALARY. The Committee reviews possible merit increases in salary every 18 months or longer. During this review the Committee considers the compensation guideline for the executive officer position and individual performance. The Committee may also increase the base salary of executives who are promoted or change jobs within the executive group or in special circumstances.

    ANNUAL INCENTIVE AWARDS. The Company's annual incentive award program compensates executive officers for annual performance. The Committee approved 2000 annual incentive awards for the named executives in amounts ranging from
1.4 to 2.7 times their annual incentive award guidelines and for all executive officers in amounts ranging from 1.4 to 2.7 times their annual incentive award guidelines.

    For 2000 the Company paid 2000 annual incentive awards to nine executive officers, including the named executives, under an award structure designed to preserve the Company's tax deductions under the Million Dollar Cap. (The Company's Million Dollar Cap policy is described on pages 21-22.) In assessing executive officer performance, the Committee applied an objective formula based on the Company's 2000 return on equity and growth in earnings per share to determine the maximum amount payable. The Committee then used its judgment about annual goal and leadership performance to make actual awards below these maximum values. The Committee gave equal weight to the goal and leadership categories. The Company may pay the awards in cash or a combination of cash and restricted shares.

    The Committee evaluated progress toward goals based on these areas:

     -- Shareholder Value (50% weight). Includes shareholder return, earnings growth, revenue growth and return on equity.

     -- Customer Satisfaction (25% weight). Includes customer survey results, expansion and retention of customer base and development of products and services.

     -- Employee Satisfaction (25% weight). Includes employee survey results and the Company's and the business units' success in making progress toward long-term, world-class targets.

    The Committee evaluated leadership by considering a variety of factors, such as innovation, strategic vision, customer focus, management effectiveness, teamwork, integrity, diversity, developing others and managing change, without assigning weights to these factors.

    The Company paid to other executive officers 2000 annual incentive awards that were not tied to a maximum value formula because the

Million Dollar Cap limits would not typically apply to their compensation. The Committee based the annual incentive awards for these executives on the same goal and leadership factors described above.

    The Committee used similar criteria to evaluate the goal and leadership performance of Messrs. Golub and Chenault. The specific factors the Committee used to evaluate Mr. Golub's goal performance are described on pages 22-25. The Committee also used these factors in evaluating Mr. Chenault's performance. The Committee did not assign weights to the goal categories in evaluating their performance. In addition, the Committee evaluated their leadership based on its judgment of their overall leadership of the senior management team and the Company.

    LONG-TERM INCENTIVE AWARDS. The Company's long-term incentive award program rewards executive officers for Company, business unit and individual performance over more than one year. In 2000 regular long-term awards included stock option and Portfolio Grant (PG) awards. The Committee approved awards in amounts that were consistent with compensation guidelines after reviewing the value of outstanding stock option and PG awards held by each executive officer.

    STOCK OPTIONS. Ten-year stock options reward executive officers if the Company's share price increases for all shareholders. Executives may exercise one-third of the 2000 grant after two years, two-thirds after three years and the full grant after four years.

    PG AWARDS. The Committee granted PG-XI awards in 2000 for executive officers to link their interests to longer-term financial and shareholder return performance. The PG awards are designed to preserve the Company's tax deductions under the Million Dollar Cap. The awards contain a formula based on the Company's or the segment's 2000-2002 earnings per share or earnings growth, revenue growth and average return on equity, and the Company's total shareholder return compared to that of the S&P Financial Index. The Committee may adjust downward the maximum values produced by these performance measures based on its judgment of Company, business unit and individual performance. To receive payment, PG-XI award holders must be employed by the Company through the payment date in September 2004.

    ADDITIONAL AWARDS. The Committee may in its judgment grant short-or long-term awards for special contributions or job promotions, to attract new hires to the Company, to retain executives or in special circumstances. In 2000 the Committee granted restricted shares to four executive officers, stock options to seven executive officers and PG awards to seven executive officers to attract new hires, recognize job promotions and provide a strong retention incentive linked to share price. The restricted shares vest in installments ending six years from the grant date and contain Company performance measures as a condition to vesting. Stock options vest in installments ending in four or six years from the grant date. We show Messrs. Cracchiolo's and Kelly's special retention and promotional awards in the summary compensation table on page 26.

    DEFERRAL AND OTHER PROGRAMS. Under the annual Pay for Performance Deferral Program, executives may defer part of their current compensation to a later date. Each year the Company adds to or subtracts from the deferred compensation an amount based on a schedule linked to the Company's return on equity. The Company also provides executive officers with pension, profit sharing, incentive savings, life insurance, perquisite and other benefits consistent with market practices.

    SHARE OWNERSHIP. The Company's share ownership policy requires approximately 170 senior officers, including executive officers, to meet share ownership targets. The program includes these key features:

     -- Participants have a share ownership target based on a multiple of their base salary, ranging from three times base salary for certain participants to 20 times for Mr. Golub.

     -- As an incentive to maximize shareholder value, a participant may count toward his or her target the value of owned shares, 50% of the unrealized gain in stock options and 50% of the market value of restricted shares, with market value based on the market price of the Company's common shares.

     -- The Committee expects participants to meet their targets within five years and to make pro rata progress each year.

    DETRIMENTAL CONDUCT. To help protect the Company's competitive position, approximately 690 employees, including executive officers, have signed agreements that require them to forfeit compensation they receive through stock option, restricted share and/or Portfolio Grant awards if they engage in behavior that is detrimental to the Company. Detrimental behavior covers conduct such as working for certain competitors, soliciting customers or employees after employment ends and disclosure of confidential information.

    MILLION DOLLAR CAP. Current U.S. tax law has a $1,000,000 tax deduction limit on compensation the Company pays to the Chief Executive Officer and the four other most highly compensated executive officers. (In this Proxy Statement we refer to these five executives as the named executives.) The limit does not apply to performance-based compensation. Compensation is performance-based if the Company can pay it only if objective performance criteria set by the Committee are met. The Committee may use discretion to set actual compensation below the maximum amount calculated by application of the performance criteria.

    The Committee's general policy is to structure compensation programs that allow the Company to fully deduct the compensation under the Million Dollar Cap rules. The Committee also believes that the Company needs flexibility to meet its objectives, even if the Company may not deduct all of the compensation. The Company expects that compensation from the 2000 annual incentive, stock option and PG-XI awards will be treated as performance-based and be deductible. The Company also expects that the Million Dollar Cap limitations will apply to compensation from the vesting of certain restricted share awards granted to covered individuals.

CHIEF EXECUTIVE OFFICER COMPENSATION

    The Committee implemented the terms of the 1999 Agreement with Mr. Golub described on page 36 and made decisions about Mr. Golub's 2000 compensation and awards after considering input from the full Board. These decisions were in accordance with the Company's programs and included the following:

    SALARY. Mr. Golub's salary did not increase in 2000.

    ANNUAL INCENTIVE. The Committee approved a 2000 annual incentive award for Mr. Golub of $3,200,000. This award had a value of 2.7 times his annual incentive award guideline. The Committee determined this award based on Mr. Golub's goal and leadership performance, the Company's results and the economic and competitive environment in 2000.

    Overall, the Committee concluded that the Company achieved very strong results in 2000. The Committee considered these factors to be most important with no particular weightings given among the factors:

    FINANCIAL PERFORMANCE

         -- FINANCIAL MEASURES. The Company met or exceeded its long-term financial targets. Compared with 1999, diluted earnings per share increased 14% and revenue (on a managed basis) increased 13%.
            Return on equity in 2000 was 25%. Additionally, net income increased 14% and the Company's balance sheet remained strong.

         -- SHAREHOLDER RETURN. As of year-end, total shareholder return was slightly negative in 2000, decelerating from the double-digit growth we experienced over the past three years. The Company's return outperformed the Dow Jones Industrial Average and the S&P 500 (down 5% and 9%, respectively), but underperformed the S&P Financials, which returned 26%.

         (The Dow includes companies in the S&P 500 Index and the S&P Financial Index.)

    BUSINESS PERFORMANCE

         -- GROWTH IN CARD BUSINESSES. The Company made excellent progress in its card business during 2000, growing cards in force, billed business and accounts receivable and achieving market share gains in the card and lending businesses. Highlights of the year included:

             -- increasing the number of cards in force worldwide by 12%, surpassing the 50 million mark for the first time;

             -- increasing billed business by 17%, the result of higher cards in force and higher spending per basic cardmember worldwide;

             -- increasing worldwide lending balances by 24% and maintaining credit quality;

             -- increasing market share in card purchase volume in the United
                States and in many international markets and maintaining its position as the sixth largest lender among U.S. card issuers;

             -- launching several new cards around the world, including Blue for
                Business targeted at small businesses in the United States and the Blue credit card from American Express in Italy, the Netherlands, New Zealand, Spain and Sweden, a Singapore Airlines cobrand product in Asia, and two Costco cobrand cards in Canada; and

             -- expanding the network of merchants that accept the Company's cards around the world, as well as in online commerce.

         -- INTERNATIONAL GROWTH. Overall, the Company's international businesses made significant progress and contributed to an increase in net income, meeting a previously stated target of 25% to 30% growth. The Company expanded its card network by launching proprietary charge and credit products in 15 international markets, 25 affinity card products and seven new distribution agreements across international markets, as well as substantially expanding its distribution channels through relationships with banks and other institutions. It added 12 partners to its global card network business, bringing the total to 70 partners in 74 countries. In addition, the Company formed a partnership with JCB Co., Ltd.
            (Japan Credit Bureau), the largest merchant acquirer in Japan.

         -- FINANCIAL SERVICES. American Express Financial Advisors (AEFA) achieved growth in assets under management and increases in sales and financial plans. AEFA also continued to post double-digit growth in the size of the financial advisor field force. In 2000, AEFA successfully rolled out a program that provides financial advisors with a broader range of choices for structuring their relationship with the Company. AEFA's progress, however, slowed significantly in the fourth quarter as a number of issues converged to negatively impact results (see 'Disappointments,' below). The Company's American Express Bank subsidiary made strong progress in shifting its focus to the consumer business, away from corporate lending.

         -- E-COMMERCE STRATEGIES. The Company launched a new homepage and introduced several capabilities. These include Private Payments, an industry-leading product that allows cardmembers to use a unique, one-time card number for online purchases, and the Offer Zone, which consolidates American Express and merchant offers to cardmembers in a single site. In addition, the Company expanded its international Internet capabilities, including new sites in Sweden, the Netherlands, Italy and Spain. The Company made strategic equity investments in more than 20 additional interactive companies, which provide capabilities that will make the Company's website more attractive and relevant to consumers, from online restaurant reservations to voice-enabled customer services.

    EMPLOYEES AND LEADERSHIP TALENT

         -- In 2000, the Company showed continued improvement in employee satisfaction, based on results of its annual employee survey. The survey measures employee perceptions in a number of areas, including employee development, integrity, teamwork and customer focus. The Company received wide-ranging recognition as a top corporate employer.

         -- The Company's multi-year focus on improving the leadership capabilities of its senior management and ensuring that appropriate talent exists within the Company proved effective in 2000, when it was able to fill nearly all of the top positions created as a result of its reorganization with internal successors.

    DISAPPOINTMENTS

        In addition to these accomplishments, the Committee also considered some disappointments, including:

         -- expense growth rates across most of the business units that exceeded revenue growth rates; and

         -- relatively weakened performance at AEFA, impacted by losses in its high-yield bond portfolio, lower equity markets, narrower investment spreads, and higher expenses from the implementation of the new advisor program.

    ANNUAL LONG-TERM INCENTIVE AWARDS. As part of our annual award program, the Committee approved a grant of 840,000 nonqualified stock option shares for Mr. Golub which was above his compensation guideline. The Committee also approved a PG-XI award with a grant value of $1,000,000 which was at his compensation guideline.

    PG-IX PAYOUT. Mr. Golub's PG-IX award earned a maximum value using a formula based on (1) the Company's earnings per share growth, revenue growth and average return on equity during 1998-2000 and (2) the total return to shareholders compared with the total return in the S&P Financial Index over the 1998-2000 period. The Committee adjusted downward the formula-driven maximum value based on its judgment of the Company's performance. The Committee approved a payment of $2,630,000 in accordance with these provisions.

            COMPENSATION AND BENEFITS COMMITTEE

            Frank P. Popoff, Chairman
            Beverly Sills Greenough
            Jan Leschly
            Richard A. McGinn

    This table contains information about compensation we paid to the named executives in 2000, 1999 and 1998:

                           SUMMARY COMPENSATION TABLE

                                        ANNUAL COMPENSATION                     LONG-TERM COMPENSATION
                              ---------------------------------------   --------------------------------------
                                                                                AWARDS               PAYOUTS
                                                                        -----------------------     ----------
                                                            OTHER       RESTRICTED    OPTIONS/      LONG-TERM
 NAME AND PRINCIPAL                                         ANNUAL        STOCK         SARS        INCENTIVE     ALL OTHER
     POSITION AT                                           COMPEN-        AWARDS     (# SHARES)      PAYOUTS     COMPENSATION
  DECEMBER 31, 2000    YEAR   SALARY($)    BONUS($)(1)   SATION($)(2)     ($)(3)       (4)(5)         ($)(6)        ($)(7)
  -----------------    ----   ----------   -----------   ------------   ----------   ----------     ----------   ------------
H. Golub ............  2000   $1,000,000   $3,200,000      $292,865              0   1,151,553      $2,630,000     $958,481
 Chairman and Chief    1999    1,000,000    2,400,000       284,179     $1,004,004   3,267,483       2,867,598      741,135
 Executive Officer     1998    1,019,231    2,400,000       320,638              0     540,000       2,734,725      582,623

K.I. Chenault .......  2000      700,000    2,880,000       236,475              0     577,089       1,972,500      392,606
 President and         1999      700,000    1,800,000       243,237      5,668,003   1,632,789       2,150,737      279,015
 Chief Operating       1998      717,308    1,750,000       242,657              0     450,639       1,640,815      201,830
 Officer

J.M. Cracchiolo......  2000      443,077      900,000        84,989      2,657,500     260,000         783,750       60,972
 Group President       1999      368,269      660,000        35,062      1,085,000     176,511         519,457       53,104
 Global Financial      1998      326,654      400,000        35,970              0     234,273         339,079       25,984
 Services Group

A.F. Kelly, Jr. .....  2000      443,077      900,000        84,989      2,657,500     266,104         783,750       46,167
 Group President U.S.  1999      368,269      745,000        35,000      1,085,000     150,000         350,676       42,120
 Consumer and          1998      301,285      400,000        35,488              0     217,461         339,079       24,555
 Small Business
 Services Group

J.S. Linen ..........  2000      550,000      780,000       175,305              0     211,891       1,249,250      253,274
 Vice Chairman         1999      550,000      780,000       178,485              0     190,671       1,362,175      217,688
                       1998      571,154      770,000       182,108              0     323,274       1,299,000      267,894

-------------

(1) The amounts in this column reflect cash payments under annual incentive awards.

(2) These numbers reflect the cost of providing perquisites and other personal benefits and amounts we paid to reimburse our executives for additional taxes they owed from certain of these benefits. SEC rules require us to break out each benefit that exceeds 25% of the total we report for each named executive. These amounts are as follows:

                          LOCAL       PERSONAL               FLEXIBLE
                          TRAVEL       TRAVEL      TAX      PERQUISITE
NAME                    ALLOWANCE     EXPENSES   PAYMENTS   ALLOWANCE
----                    ---------     --------   --------   ---------
H. Golub.............    $84,661      $105,170     --          --
K.I. Chenault........     84,661        60,651     --          --
J.M. Cracchiolo......     30,000         --        --        $35,000
A.F. Kelly, Jr. .....     30,000         --        --         35,000
J.S. Linen...........     84,661         --      $55,159       --

(3) This column includes the restricted share grants we made to Messrs. Cracchiolo and Kelly in 2000 and 1999 as special retention awards, the grants we made to Messrs. Golub and Chenault as part of their 1999 annual incentive awards, and a grant made in 1999 to Mr. Chenault in connection with Chief Executive Officer succession. The special retention awards to Messrs. Cracchiolo and Kelly in 2000 and the grant to Mr. Chenault in connection with succession contain performance measures that the Company must meet as a condition to vesting. As part of their 1999 annual incentive awards we granted 22,668 restricted shares to Mr. Golub that have a grant date value of $1,004,004 and 17,001 restricted shares to Mr. Chenault that have a grant date value of $753,003. One-third of the restricted shares vest after one year, two-thirds vest after two years and the full grant vests after three years. We value restricted share awards in the table based on the closing price of the Company's common shares on the New York Stock Exchange on the grant date. We pay dividends on the restricted shares in the same way we pay them on our common shares.

    On December 31, 2000, the executives in the table held the restricted shares set forth below. We valued them based on the closing price of $54.94 on December 29, 2000.

                           NUMBER OF           VALUE ON
NAME                   RESTRICTED SHARES   DECEMBER 29, 2000
----                   -----------------   -----------------
H. Golub.............        22,668           $ 1,245,380
K.I. Chenault........       301,530            16,566,058
J.M. Cracchiolo......       112,500             6,180,750
A.F. Kelly, Jr. .....        93,900             5,158,866
J.S. Linen...........             0                     0

(4) All shares in this and other tables have been adjusted to reflect the April 24, 2000 three-for-one stock split.

(5) These include annual, special and restoration stock option awards. For Messrs. Cracchiolo and Kelly, we include special stock option grants made in 2000 and in 1998. For Messrs. Golub and Chenault, we include 1999 special stock option grants in connection with Chief Executive Officer succession. The award for Mr. Golub of 2,250,000 option shares provides that he will forfeit compensation from the award if he joins certain competitors within six years after the grant date and that he may exercise the award under specified circumstances, including employment through April 30, 2001 or later. The award for Mr. Chenault of 1,200,000 option shares provides that he may exercise the award if his employment continues for nine years or longer after grant or if our common share price is at least 50% higher than the option exercise price for at least 10 consecutive trading days and his employment continues for at least six years after grant. We describe all stock option grants made in 2000 in the table captioned 'Option Grants in 2000' on page 29.

(6) These are the amounts we paid under Portfolio Grant-IX awards (PG-IX awards). We granted these awards in 1998. Each PG-IX award has two parts. The first part is the Financial Incentive, which accounts for 60% of the target value of the award. We valued this part based on earnings or earnings per share growth, revenue growth and average return on equity for our business segments or for the entire Company over the 1998-2000 period. The second part is the Stock Incentive, which accounts for 40% of the target value of the award. We valued this part based on our total shareholder return compared to that of the S&P Financial Index over the 1998-2000 period. We structured the PG-IX awards in the table to qualify as deductible, performance-based compensation under the Million Dollar Cap requirements. The Committee adjusted downward the maximum value of the awards based on its judgment of three-year performance.

(7) The dollar value of the amounts in this column include the following:

                          EMPLOYER
                       CONTRIBUTIONS
                           UNDER        ABOVE-MARKET
                        SAVINGS AND     EARNINGS ON       VALUE OF
                          RELATED         DEFERRED      SPLIT-DOLLAR
NAME                       PLANS        COMPENSATION   LIFE INSURANCE
----                   --------------   ------------   --------------
H. Golub.............     $79,997         $848,162        $30,322
K.I. Chenault........      55,139          318,686         18,781
J.M. Cracchiolo......      35,445           13,617         11,910
A.F. Kelly, Jr. .....      35,445                0         10,722
J.S. Linen...........      43,986          188,974         20,314

    This table contains information about stock option grants we made to the named executives in 2000:

                                   OPTION GRANTS IN 2000
                                      INDIVIDUAL GRANTS
                       -----------------------------------------------
                                       % OF
                       NUMBER OF      TOTAL
                       SECURITIES    OPTIONS
                       UNDERLYING   GRANTED TO   EXERCISE
                        OPTIONS     EMPLOYEES     PRICE     EXPIRATION        GRANT DATE
NAME                   GRANTED(#)    IN 2000      ($/SH)       DATE      PRESENT VALUE($)(5)
----                   ----------   ----------   --------   ----------   --------------------
H. Golub.............  840,000(1)      2.14%     $43.667     2/27/10         $12,440,400
                       311,553(2)      0.79       47.354     2/26/05           4,878,920
K.I. Chenault........  405,000(1)      1.03       43.667     2/27/10           5,998,050
                       172,089(2)      0.44       46.667     2/26/05           2,653,612
J.M. Cracchiolo......  180,000(1)      0.46       43.667     2/27/10           2,665,800
                        60,000(3)      0.15       43.667     2/27/10             917,800
                        20,000(4)      0.05       57.969     7/23/10             382,800
A.F. Kelly, Jr. .....  180,000(1)      0.46       43.667     2/27/10           2,665,800
                         6,104(2)      0.02       59.405     2/26/05             118,967
                        60,000(3)      0.15       43.667     2/27/10             917,800
                        20,000(4)      0.05       57.969     7/23/10             382,800
J.S. Linen...........  150,000(1)      0.38       43.667     2/27/10           2,221,500
                        61,891(2)      0.16       55.906     2/24/01             467,277

-------------
(1) We granted these non-qualified stock options on February 28, 2000 as part of our annual award program. Each option has an exercise price per share equal to the fair market value per common share on the grant date. The options also have the restoration feature described in note (2) below. Executive officers may transfer them to certain family members and entities that these family members control. Holders may exercise one-third of their options after two years, two-thirds after three years, and the full grant after four years, subject to award requirements. All outstanding stock options may also become exercisable upon death, disability termination, retirement or a change in control of the Company as we describe on pages 36-39.

(2) These are restoration options that we granted when participants exercised stock options that were outstanding for at least five years. The number of restoration option shares we granted equals the number of shares that the holder delivered to us as payment of the exercise price of the original option plus the number of shares withheld to pay tax withholding. The exercise price of the restoration option is the fair market value of a Company common share on the date of its grant. The holder of a restoration option may exercise it after six months from the grant date (but no later than the original stock option's expiration date) if the holder is in compliance with our stock ownership guidelines. For Mr. Golub, this date is October 6, 2000. For Mr. Chenault this date is October 7, 2000. For Mr. Kelly this date is February 21, 2001. For Mr. Linen this date is December 14, 2000.

(3) We granted these nonqualified stock options on February 28, 2000 as special retention awards. These awards have the standard stock option provisions except holders may exercise one-third of their options after four years, two-thirds after five years, and the full grant after six years, subject to vesting and other requirements.

(4) We granted these nonqualified stock options on July 24, 2000 as promotional awards. The awards have the standard stock option provisions.

(5) These numbers show hypothetical values under a variation of the Black-Scholes option pricing model. This model is a complicated mathematical formula that makes assumptions about stock option features. A number of these assumptions do not apply to the options we grant to our executive officers and other employees. In particular, the model assumes that holders can exercise stock options immediately and freely transfer them. For these reasons, we caution that the values we show in the table are theoretical and may not reflect the amounts that option holders will realize. Whether an option holder realizes value and how much this value is will depend on what our share price is relative to the exercise price. We developed the assumptions listed below and Black-Scholes values with assistance from an independent consulting firm. They are consistent with the assumptions we used to report stock option valuations in our 2000 Annual Report to Shareholders.

    ASSUMPTIONS FOR VALUING THE FEBRUARY 2000 GRANTS:

       -- The exercise price is the same as our share price on the grant date.

       -- A five-year life for each option. This is the typical amount of time that passes before holders of our options exercise them.

       -- Expected dividend yield of 1.1%. This reflects the historical average yield for the most recent 60 months prior to the grant date.

       -- Expected stock price volatility of 29%. This reflects the most recent volatility for the month end stock prices of the Company's common shares for the 60 months prior to the grant date.

       -- A risk-free rate of return of 6.7%. This reflects the return an investor could expect in a risk-free investment with the same grant and expiration date as our stock options. This is the yield on a zero-coupon five-year bond on the option grant date.

   ASSUMPTIONS FOR VALUING RESTORATION, PROMOTIONAL AND SPECIAL OPTIONS:

       The values shown for the restoration, promotional and special stock options are based on the same model except that the assumptions reflect:

       -- A five-year life for promotional stock option awards; a six-year life for the special stock option awards; and the remaining term for the restoration stock option awards.

       -- A risk-free rate of return ranging from 6.0% to 6.7%.

    This table contains information about stock option exercises by the named executives during 2000 and unexercised options and stock appreciation rights they held at the end of 2000:

                    AGGREGATED OPTION EXERCISES IN 2000 AND
                        YEAR-END 2000 OPTION/SAR VALUES

                                                        NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                             UNDERLYING                   IN-THE-MONEY
                                                      UNEXERCISED OPTIONS/SARS            OPTIONS/SARS
                        SHARES                          AT DECEMBER 31, 2000         AT DECEMBER 31, 2000(1)
                       ACQUIRED                      ---------------------------   ---------------------------
                      ON EXERCISE   VALUE REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
NAME                      (#)            ($)             (#)            (#)            ($)            ($)
----                  -----------   --------------   -----------   -------------   -----------   -------------
H. Golub.............   600,000      $21,612,600      2,349,036      3,810,000     $58,752,062    $55,730,580
K.I. Chenault........   330,000       11,660,000      1,295,517      2,145,000      37,424,321     32,536,935
J.M. Cracchiolo......     8,895          246,836        253,250        565,800       8,183,535      9,233,232
A.F. Kelly, Jr. .....    25,000        1,162,263        110,104        571,904       3,385,108      9,629,604
J.S. Linen...........   136,851        6,630,842      1,136,175        346,000      43,087,171      5,817,498

-------------
(1) We base this value on the $54.94 closing price of our common shares on the New York Stock Exchange on December 29, 2000.

    This table contains information about Portfolio Grant awards we made in 2000 to the named executives:

                 LONG-TERM INCENTIVE PLANS -- PG AWARDS IN 2000

                                                    ESTIMATED FUTURE PAYOUTS(1)
                                 PERFORMANCE   --------------------------------------
NAME                     AWARD     PERIOD      THRESHOLD($)   TARGET($)    MAXIMUM($)
----                     -----   -----------   ------------   ----------   ----------
H. Golub...............  PG-XI    2000-2002      $304,000     $1,580,000   $4,778,000
-------------------------------------------------------------------------------------
K.I. Chenault..........  PG-XI    2000-2002       228,000      1,185,000    3,583,500
-------------------------------------------------------------------------------------
J.M. Cracchiolo........  PG-XI    2000-2002       144,400        750,500    2,269,550
-------------------------------------------------------------------------------------
A.F. Kelly, Jr. .......  PG-XI    2000-2002       144,400        750,500    2,269,550
-------------------------------------------------------------------------------------
J.S. Linen.............  PG-XI    2000-2002       144,400        750,500    2,269,550
-------------------------------------------------------------------------------------

(1) PG awards link compensation to our financial and total shareholder return performance. Each PG award consists of a Financial Incentive Component and a Stock Incentive Component. The Financial Incentive Component represents 60% of the target value of the award and earns value based on earnings or earnings per share growth, revenue growth and average return on equity of our business segments or the entire Company (depending on the executive's job) over the 2000-2002 period. The Financial Incentive Component will earn value if we achieve at least a threshold level of performance on any of these financial measures. The Stock Incentive Component represents 40% of the target value of the award and earns value based on how our total shareholder return compares to that of the S&P Financial Index over the 2000-2002 period. Total shareholder return means share price appreciation plus dividends.

    We structured the PG awards in the table to qualify as performance-based compensation under the Million Dollar Cap. As a consequence, the Committee may adjust downward the formula values shown. The Committee will decide the amount of any downward adjustment after it evaluates various factors such as Company, business unit and individual performance over the 2000-2002 period.

PERFORMANCE GRAPH

    This graph compares the cumulative total shareholder return on our common shares for the last five fiscal years with the total return on the S&P 500 Index and the S&P Financial Index over the same period. The graph shows the growth of a $100 investment in our common shares, the S&P 500 Index and the S&P Financial Index on December 31, 1995 and the reinvestment of all dividends.

                      COMPARISON OF FIVE-YEAR TOTAL RETURN
                   OF AMERICAN EXPRESS COMPANY COMMON SHARES,
                     S&P 500 INDEX AND S&P FINANCIAL INDEX

                              [PERFORMANCE GRAPH]


Year-End Data*          1995      1996      1997      1998      1999      2000
--------------         ------    ------    ------    ------    ------    ------
American Express      $100.00   $139.79   $223.37    $258.26   $421.95  $420.69
S&P 500 Index         $100.00   $122.94   $163.95    $210.80   $255.16  $231.93
S&P Financial Index   $100.00   $135.19   $200.21    $223.10   $231.99  $292.50

                                *Source: Bloomberg

PENSION BENEFITS

    We provide pension benefits under the American Express Retirement Plan and the American Express Supplemental Retirement Plan.

    AMERICAN EXPRESS RETIREMENT PLAN. We have a Retirement Plan that is commonly referred to as a cash balance plan. Each payroll period we credit each participating employee with an amount equal to a percentage of the employee's base salary we pay in that period. We also credit each employee with a percentage of any annual bonus and certain other types of compensation we pay at the time we pay the compensation. The percentage varies with the employee's age and years of service. This table shows the percentages we use to determine the amount of the credits:


SUM OF AGE PLUS
YEARS OF SERVICE                APPLICABLE PERCENTAGE
----------------                ---------------------
Less than 35..................           2.50%
35-44.........................           3.25
45-59.........................           4.25
60-74.........................           5.75
75-89.........................           8.00
90 or more....................          10.00

    On January 1, 2001 the sum of age plus years of service for the named executives was as follows: Mr. Golub: 80, Mr. Chenault: 70, Mr. Cracchiolo: 62, Mr. Kelly: 57, and Mr. Linen: 90.

    The Plan credits participants with interest on their cash balances. The Plan sets the interest rate each year based on an average of the interest rates for various five-year U.S. Treasury Notes. The minimum interest rate is 5%. The maximum rate is the lower of 10% or a specific rate set by the U.S. government under the tax laws. For 2000 the interest rate was 6.0%, and for 2001 the rate is 5.74%.

    When the employee retires or terminates employment after completing five years of service, the Plan will pay out the cash balance amounts. The Plan will make these payments in the amounts consistent with the employees' elections as to the form and timing of payments, including payment in a single lump sum or as an annuity. An annuity obligates the Plan to make payments in monthly installments over time, in amounts based on assumptions we make as to life expectancy and the value of making payments in the future. Employees may choose similar methods of payment for benefits they earned before July 1, 1995.

    SUPPLEMENTAL RETIREMENT PLAN. By meeting certain legal requirements, the Retirement Plan provides a tax-advantaged way for us to provide retirement benefits. However, U.S. tax law limits the amount of benefits we can provide an employee as well as the amount of compensation that we can take into account under the Retirement Plan. We make up for these lost benefits under our Supplemental Retirement Plan.

    FUNDED PENSION PLAN. Some of our employees, including Messrs. Linen and Chenault, have earned retirement benefits under the American Express Funded Pension Plan, a plan in effect until May 1985. We purchased an annuity from an insurance company to fund benefits that these employees will receive under this plan when they retire or leave the Company.

    PENSION TABLE. We set forth in the table below the amount we estimate we will pay each year to the named executives as a single life annuity at age 65 under the Retirement Plan and the Supplemental Retirement Plan. Under a single life annuity, when the employee dies we cease making payments. We break out separately payments the insurance company will make under the Funded Pension Plan. In deriving our estimated payments for the Retirement Plan and the Supplemental Retirement Plan we used these assumptions:

     -- We credit interest on account balances at the actual rate for all years through 2001 and at 5% for 2002 and later years.

     -- We start paying retirement benefits to the executives at normal retirement age (age 65) as a single life annuity based on an interest rate of 5.8% and U.S. government-approved assumptions as to life expectancy.

     -- We continue to employ Messrs. Chenault, Cracchiolo, Kelly and Linen until age 65 at their current base salaries and pay them annual bonuses equal to their average bonus over the last five years.

     -- Mr. Golub continues his employee status through April 2001.

                                RETIREMENT PLAN
                                AND SUPPLEMENTAL   ANNUAL BENEFITS
                                RETIREMENT PLAN      PAYABLE BY
                                ESTIMATED ANNUAL      INSURANCE      TOTAL ANNUAL
EXECUTIVE OFFICER                   BENEFITS           COMPANY         BENEFITS
-----------------               ----------------   ---------------   ------------
H. Golub......................      $357,108                 0         $357,108
K.I. Chenault.................       608,554           $ 5,747          614,301
J.M. Cracchiolo...............       342,274                 0          342,274
A.F. Kelly, Jr. ..............       274,292                 0          274,292
J.S. Linen....................       622,200            65,508          687,708

    SEPARATE PENSION ARRANGEMENT. When Mr. Golub began employment with us in 1983, we entered into an arrangement to compensate him for benefits he lost when he left his former employer. Under this arrangement, when Mr. Golub retires we will calculate his annual pension under the cash balance formula assuming he started working for us in 1978. We will pay to Mr. Golub an amount equal to any difference between this amount and the amount he is eligible to receive under the Retirement Plan and Supplemental Retirement Plan based on his actual years of service.

AGREEMENT WITH MR. GOLUB

    In connection with Chief Executive Officer succession, the Company entered into an agreement in 1999 with Mr. Golub which contains these arrangements:

        PARTICIPATION IN PROGRAMS. Mr. Golub will remain eligible to participate in our compensation and benefit programs as an employee through April 2001, including salary and annual incentive award. As an employee, we granted him a non-qualified option for 540,000 shares and a PG-XII award with a grant value of $1,000,000 in February 2001.

        ELIGIBILITY FOR SEVERANCE. If his employment terminates before April 30, 2001 for any reason other than his resignation, voluntary retirement, death, disability, substantial violation of our policies or procedures or material dishonesty, he will be eligible for severance under our severance policy. The amount of severance we will pay him if his employment terminates in these circumstances cannot be less than the amount in effect under the policy in April 1999. However, if his 1999 special stock option award vests on or after April 30, 2001, we will not have any obligation to pay him severance.

        SERVICE AS CHAIRMAN OF THE BOARD. Mr. Golub will serve as non-executive Chairman of the Board for four months through April 2001. For this service, he will receive compensation of $1,000,000 and we have also granted him a non-qualified stock option in February 2001 for 450,000 shares. The stock option grant will vest in one-third increments after each of two, three and four years have passed since the grant date or if he retires after age 62. The stock option grant has terms no less favorable than the terms we had in place for employees generally at the time we made the grant.

        OTHER BENEFITS. While Mr. Golub serves as Chairman of the Board, we will provide him with continued access to Company services such as a car and driver, use of our aircraft and a perquisite allowance. For his lifetime we will provide him with an office and a secretary and will pay for normal office expenses. We will also reimburse him for expenses he incurs when he is on Company business at our request.

SEVERANCE, CHANGE IN CONTROL AND OTHER ARRANGEMENTS

    We have in place three types of compensation arrangements that we describe in this section of the Proxy Statement: a uniform severance policy, change in control policies and arrangements relating to death, disability and retirement.

    UNIFORM SEVERANCE POLICY. We have a uniform severance policy that applies to senior officers, including the named executives. Severance for executive officers is subject to the approval of the Compensation and Benefits Committee. If we terminate the employment of the participating officer for any reason generally other than misconduct or we and the officer terminate such employment by mutual agreement, we will pay the officer severance over a period of two years or less. To receive these payments, the officer must sign a severance agreement that prohibits the officer from working for certain competitors, soliciting business from our customers, attempting to hire our employees and disclosing our confidential information. The officer must also agree to release any claims against us.

    The amount of severance that we would pay to each named executive is two times base salary plus two times the amount of the last bonus the Committee approves before the executive signs a severance agreement. During all or a part of the severance period, the officer's long-term incentive awards continue to vest and we will continue to provide coverage under our welfare and benefit plans.

    We entered into a separate arrangement in 1999 with Mr. Golub relating to the Chief Executive Officer succession that could impact his eligibility for, and amount of, severance we would pay him. We describe this on page 36.

    CHANGE IN CONTROL POLICIES. We have designed our change in control policies to help keep employees focused on their jobs during the uncertainty that accompanies a change in control, to preserve benefits after a change in control transaction and to help us attract and retain key talent. We originally adopted these policies in 1994 and updated them in 2000. A change in control generally includes these events: (1) any person acquires 25% or more of our common shares or all voting securities, (2) a majority of our Directors are replaced,
(3) certain mergers, reorganizations, consolidations, or sales of our assets, subject to consummation or (4) shareholder approval of a liquidation or dissolution of the Company.

     -- SEVERANCE. We will pay the amount of severance that we would pay under the uniform severance policy in a lump sum to senior officers, including the named executives, if the officer's employment is terminated under certain conditions within two years after a change in control. These conditions include (1) a termination by us for any reason generally other than willful misconduct or conviction of a felony or (2) a termination by the officer for good reason. The officer would have good reason to terminate his or her employment if we impose a reduction in base salary or position, material reduction in the total value of annual incentive and long-term incentive award opportunities, certain relocations of the officer's workplace or duties materially inconsistent with prior duties. We refer to any of these employment terminations as a 'Covered Termination.'

     -- PRO RATA BONUS. If a Covered Termination occurs within two years after a change in control, we will pay senior officers, including the named executives, a bonus for part of the year in which termination occurs. We will base the amount of the pro rata bonus on the average of the prior two annual incentive awards.

     -- KEY EXECUTIVE LIFE. If a Covered Termination occurs within two years after a change in control, we will transfer to senior officers, including the named executives, policies under our Key Executive Life Insurance Plan. Each policy provides life insurance coverage equal to four times annual base salary up to a maximum of $1,500,000. The officers may retain the life insurance coverage or cash out any value in the policy.

     -- SUPPLEMENTAL RETIREMENT PLAN. We do not fund benefits under our Supplemental Retirement Plan or the separate arrangement we have with Mr. Golub for additional service credit toward the Retirement Plan. Upon a change in control, we will fully fund benefits that participants have earned under the Supplemental Retirement Plan and that Mr. Golub has earned under his separate pension arrangement.

        If a Covered Termination occurs within one year after a change in control, we will provide senior officers, including the named executives, with an additional benefit under the Supplemental Retirement Plan. This benefit will equal the additional amount we would provide to the officers under the Retirement Plan if the officers had two additional years of service and age under that plan. If a Covered Termination occurs between one and two years after a change in control, we will use one additional year of service and age to calculate the additional benefits.

        If a Covered Termination occurs within one year after a change in control, we will add two years of service to participants' actual service when we determine whether profit sharing contributions we made to the Supplemental Retirement Plan have vested. If the termination occurs between one and two years after a change in control, we will add one year of service.

     -- DEFERRED COMPENSATION PLANS. Upon a change in control, we will credit to participants' accounts under our deferred compensation plans (including the Pay for Performance Deferral Program) two years of interest based on the rate in effect for the year before the change in control. We will also pay out all balances in these plans.

     -- Stock Options and Restricted Shares. Stock option and restricted share awards that we issued to employees under our long-term incentive compensation plans will immediately vest upon a change in control. If an employee is terminated for reasons other than misconduct within two years after a change in control, the employee will have an additional
        90 days from termination to exercise stock options granted on and after February 28, 2000.

     -- PORTFOLIO GRANTS. If a Covered Termination occurs within two years after a change in control, Portfolio Grant awards under these plans will immediately vest and we will pay a pro rata portion of the value of the awards.

     -- BENEFITS. We will continue for up to two years our subsidy of medical and dental benefits for officers who are terminated within two years after a change in control.

     -- EXCISE TAX GROSS UP. Current U.S. tax laws generally (1) do not allow companies to deduct from income certain compensation provided in connection with a change in control that exceeds specified limits and
        (2) impose a 20% excise tax on the individuals who receive such compensation. We generally will pay to members of senior management, including the named executives, an amount in cash if necessary to make them whole for this excise tax.

    DEATH, DISABILITY AND RETIREMENT. These policies generally apply to stock options, restricted share awards and PGs that we issue to employees under our long-term incentive compensation plans, upon certain types of employment termination:

     -- DEATH OR DISABILITY. Upon death or disability, unvested stock options and restricted shares will fully vest and Portfolio Grants will vest pro rata. If the participant is age 60 or older with 10 or more years of service, all or a portion of the remaining value of Portfolio Grants will vest. Following death or disability, the holder (or the holder's estate) will have up to five years to exercise vested stock options.

     -- RETIREMENT. Upon retirement (meaning age 55 or older with 10 or more years of service), unvested restricted shares outstanding for more than two years will fully or partially vest. Portfolio Grants outstanding for more than one year will partially vest. If a participant is age 60 or older with 10 or more years of service, all or a portion of his or her unvested stock options, restricted shares and Portfolio Grants that the participant would have lost will also vest. Retirees may exercise vested stock options through the end of their original term.

                              CERTAIN TRANSACTIONS
------------------------------------------------------------------------------

SERVICE BY DIRECTORS AND OFFICERS

    In the usual course of our business, we have transactions with many other firms, including financial institutions. Some of the directors or officers of these firms may also serve as directors or officers for us or our subsidiaries. We carry out our transactions with these firms on customary terms. The directors and officers that serve us, our subsidiaries or the other firms involved may not have knowledge of these transactions.

TRANSACTIONS BETWEEN THE COMPANY AND OUR DIRECTORS AND OFFICERS

    Our executive officers and Directors may take out loans from certain of our subsidiaries on the same terms that these subsidiaries offer to the general public. By way of example, American Express Centurion Bank may extend credit to our Directors and executive officers under their Optima Cards or Blue from American Express. Or, American Express Financial Advisors, Inc. may make margin loans to them in connection with securities transactions. Our executive officers and Directors may engage in similar transactions with other subsidiaries in 2001. All indebtedness from these transactions is in the ordinary course of our business and is substantially on the same terms, including interest rates, in effect for comparable transactions with other people. Such indebtedness involves normal risks of collection and does not have features or terms that are unfavorable to our subsidiaries.

    Our executive officers and Directors may also have transactions with us or our subsidiaries involving other goods and services, such as travel, insurance and investment services. These transactions are also in the usual course of our business and we provide them on terms that we offer to our employees generally.

CERTAIN EMPLOYEES

    Occasionally we may have employees who are related to our executive officers or Directors. We compensate these individuals consistent with our policies that apply to all employees.

STOCK PURCHASE ASSISTANCE PLAN

    Our Stock Purchase Assistance Plan (SPAP) is a loan program that helps our senior officers purchase our common shares. It has these features:

     -- SPAP is available to about 170 senior officers, including the named executives. We may provide up to $30 million in loans under SPAP.

     -- These officers may use SPAP loans to pay the exercise price of stock options (as well as related taxes) or for buying common shares in the open market. Participants may borrow up to 300% of their base salary.

     -- Participants must pledge common shares as collateral under guidelines the Compensation and Benefits Committee sets from time to time. The guidelines currently require that the value of the collateral must equal at least 100% of the loan principal on the date we make the loan. SPAP loans are full recourse, meaning that we can seek to collect repayment of the loan from the participant if the participant defaults and the value of the collateral is not sufficient to repay the loan.

     -- Participants must repay SPAP loans in five years.

     -- Participants pay interest quarterly at a rate that is two percentage points below the prime lending rate of a major New York City bank. Currently, SPAP loans bear interest at 6.50%.

    During 2000 none of the named executives had any amounts outstanding under the SPAP loan program. For all of our executive officers, the maximum principal amount outstanding under SPAP during 2000 was $1,477,801 and on March 6, 2001 this amount was $1,050,000.

TRANSACTIONS WITH SIGNIFICANT SHAREHOLDERS

    We have a number of ordinary course relationships with Berkshire Hathaway Inc. (Berkshire), its affiliates, and companies in which it has significant investments. Some of these companies are service establishments that accept our charge and credit cards and pay our subsidiaries fees when our customers use these cards. From time to time we may enter into joint marketing or other relationships with one or more of these companies that encourage our customers to apply for and use our cards. Our subsidiaries also provide Corporate Card or travel services to some of these companies and these companies pay fees to these subsidiaries. We or our subsidiaries may engage in other commercial transactions with these companies and pay or receive fees in these transactions.

                    SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING
                                   COMPLIANCE
------------------------------------------------------------------------------

    On September 16, 1999, Mr. Daniel Henry, the Company's Comptroller, reported to the Secretary's Office that he made a gift of 100 shares. Due to a clerical error, the Secretary's Office did not report this gift until it filed Mr. Henry's February 14, 2001 Form 5. The gift should have been included in his February 14, 2000 Form 5.

    On August 17, 1999, John Hayes, an executive officer, exercised and sold a 30,000-share stock option. This transaction was reported timely. However, due to a misunderstanding between Mr. Hayes' broker and the Secretary's Office, the simultaneous sale of an additional 2,823 shares by Mr. Hayes was not reported until the Secretary's Office filed an amended Form 4 dated September 8, 2000.

                   DIRECTORS AND OFFICERS LIABILITY INSURANCE
------------------------------------------------------------------------------

    We have an insurance policy that provides coverage for Directors and officers liability and fiduciary liability arising from employee benefit plans we sponsor. The directors and officers liability coverage provides that the insurance carriers will (1) reimburse us when we are legally allowed to indemnify our Directors and officers and (2) pay losses, including settlements, judgments and legal fees, on behalf of our Directors and officers when we cannot legally indemnify them. The fiduciary liability portion of the policy covers Directors and employees who serve as fiduciaries for our employee benefit plans. It covers losses from alleged breaches of fiduciary duty as defined in the Employee Retirement Income Security Act of 1974. Vigilant Insurance Company issued this policy, which is effective from November 30, 2000 to November 30, 2003. We expect to renew similar coverage at expiration. Gulf Insurance Company and a consortium of other insurers led by AIG provide excess coverage. We pay an annualized premium for these coverages of approximately $1,064,000.

    We also have a supplemental directors and officers liability insurance policy that covers additional losses in cases where we are not legally permitted to indemnify our Directors or officers. ACE Insurance Company Ltd. issued this policy which is effective November 30, 2000, to November 30, 2003. We expect to renew similar coverage at expiration. We pay an annualized premium for this policy of $147,200.

                REQUIREMENTS, INCLUDING DEADLINES FOR SUBMISSION
                  OF PROXY PROPOSALS, NOMINATION OF DIRECTORS
                       AND OTHER BUSINESS OF SHAREHOLDERS
------------------------------------------------------------------------------

    Under SEC rules, if a shareholder wants us to include a proposal in our Proxy Statement and form of proxy for the 2002 Annual Meeting of Shareholders, our Secretary must receive the proposal at our principal executive offices by November 13, 2001.

    Under our By-laws, and as SEC rules permit, shareholders must follow certain procedures to nominate a person for election as a Director at an annual or special meeting, or to introduce an item of business at an annual meeting. Under these procedures, shareholders must submit the proposed nominee or item of business by delivering a notice to the Secretary of the Company at our principal executive offices. We must receive notice as follows:

    -- Normally we must receive notice of a shareholder's intention to introduce a nomination or proposed item of business for an annual meeting not less than 90 days nor more than 120 days before the first anniversary of the prior year's meeting. Assuming that our 2002 Annual Meeting is held on schedule, we must receive this notice no earlier than December 21, 2001 and no later than January 22, 2002.

    -- However, if we hold the annual meeting on a date that is not within 30 days before or after such anniversary date, we must receive the notice no later than ten days after the earlier of the date we first provide notice of the meeting to shareholders or announce it publicly.

    -- If we hold a special meeting to elect Directors, we must receive a shareholder's notice of intention to introduce a nomination no later than ten days after the earlier of the date we first provide notice of the meeting or announce it publicly.

    A notice of a proposed nomination must include certain information about the shareholder and the nominee, as well as a written consent of the proposed nominee to serve if elected. A notice of a proposed item of business must include a description of and the reasons for bringing the proposed business to the meeting, any material interest of the shareholder in the business and certain other information about the shareholder.

    The Board and our management have not received notice of and are not aware of any business to come before the Annual Meeting other than the items we refer to in this Proxy Statement. If any other matter comes before the Annual Meeting, the persons on our proxy committee will use their best judgment in voting the proxies.

                                   *  *  *  *

    We have mailed our 2000 Annual Report to Shareholders in connection with this proxy solicitation. IF YOU WOULD LIKE A COPY OF OUR 2000 FORM 10-K, EXCLUDING CERTAIN EXHIBITS, PLEASE CONTACT STEPHEN P. NORMAN, SECRETARY, AMERICAN EXPRESS COMPANY, 200 VESEY STREET, NEW YORK, NEW YORK 10285-5005.

    Please vote by telephone or the Internet or sign, date and return the enclosed proxy or voting instruction form in the prepaid envelope. We encourage you to attend the April 23, 2001 meeting.


                                        /s/ KENNETH I. CHENAULT

                                            KENNETH I. CHENAULT
                                          Chief Executive Officer

                                                                       EXHIBIT A

                            AUDIT COMMITTEE CHARTER

    The Directors' Audit Committee ('the Committee') of American Express Company ('the Company') is responsible for assisting the Board of Directors ('the Board') in its oversight responsibilities relating to the Company's:
(i) financial reporting process, (ii) internal and external auditing,
(iii) internal controls and (iv) legal and regulatory compliance. The Company's outside auditor is ultimately accountable to the Board and the Audit Committee, which have ultimate authority over its selection, evaluation and replacement where appropriate. The Committee makes recommendations to the Board as to such matters.

    The Committee shall meet at least four times per year, or more frequently as circumstances require, and shall make regular reports to the Board on the Committee's activities.

    The Audit Committee shall be comprised of at least three Directors. The members of the Audit Committee shall be appointed by the Board and shall meet the independence and experience requirements of the New York Stock Exchange.

    In carrying out its responsibilities, the Committee:

     -- reviews with management the Company's financial statements;

     -- reviews with management and the outside auditor the outside auditor's audit of the Company's financial statements, their report regarding significant findings and the adequacy of management's responses, any significant observations they may have including the quality, not just acceptability of the accounting principles used in the financial statements, and any other matters required to be communicated to the Committee by the outside auditor under generally accepted auditing standards;

     -- recommends to the Board, based on certain reviews and discussions with management and the outside auditor, whether the financial statements should be included in the Company's Form 10-K Annual Report;

     -- reviews the scope and fees of external audit and non-audit services performed by the outside auditor;

     -- receives periodic reports from the outside auditor regarding the auditor's independence, discusses such reports with the auditor, considers whether the provision of non-audit services is compatible with maintaining the auditor's independence, and if so determined by the Audit Committee, recommends that the Board take appropriate action to satisfy itself of the independence of the auditor;

     -- recommends to the Board the selection and, if appropriate, replacement of the outside auditor, including nominations proposed for shareholder approval;

     -- reviews and concurs in the appointment or replacement of the Company's
        General Auditor;

     -- reviews the scope of the internal auditors' plans and the results of their audits;

     -- reviews and reassesses the adequacy of the Audit Committee charter at least annually, and recommends any changes to the Board for approval;

     -- discusses with management, the internal auditor and the outside auditor the adequacy and effectiveness of internal controls;

     -- reviews the status of significant current and potential legal matters;

     -- receives reports on the Company's Compliance program, including a review of the distribution of and compliance with the Company's Code of Conduct; and

     -- considers such other matters as the Board or Committee deems appropriate.

    For each of the first three quarters each year, management and the outside auditor shall advise the Committee Chairman whether or not the outside auditor has identified, during the course of their review of the Company's quarterly financial statements, matters required to be communicated to the Committee prior to the filing of the Company's Quarterly Reports on Form 10-Q; if so, a meeting shall be held for such purpose.

    The Committee meets at least once each year privately (without management present) and separately with each of the General Auditor and outside auditor.

    The Committee is empowered to conduct its own investigations into issues related to its responsibilities and to retain legal, accounting or other experts or consultants to advise the Committee.

                    DIRECTIONS TO THE 2001 ANNUAL MEETING OF
                                SHAREHOLDERS OF
                            AMERICAN EXPRESS COMPANY

    Our world headquarters is the site of the 2001 Annual Meeting of Shareholders. We are located at 200 Vesey Street on the west side of lower Manhattan in the World Financial Center. The World Financial Center is connected to the World Trade Center by two pedestrian overpasses and is also accessible at street level by car.

BY SUBWAY

    Take any of these subway lines: the A, C, E, N, R or the 1, 2, 3, 4, 5 or
9 trains. All of these trains stop at or near the World Trade Center. Walk from the World Trade Center across the Westside Highway (also known as West Street) by going across one of the two pedestrian overpasses. Our building is on the north side of the Winter Garden in the World Financial Center.

BY CAR OR TAXI

    Go south on the Westside Highway in lower Manhattan toward the twin towers of the World Trade Center. Come into the World Financial Center, which is directly across the Westside Highway from the towers, by turning west on either Murray Street or Vesey Street. Go to the main entrance of our building, located at the corner of Vesey Street and the Westside Highway.

           This Statement is printed with soy ink on recycled paper.

                                     [Logo]

                                                                      Appendix I

--------------------------------------------------------------------------------
                             AMERICAN EXPRESS COMPANY


[LOGO]         Proxy Solicited on Behalf of the Board of Directors
                      for Annual Meeting on April 23, 2001

P         The undersigned hereby appoints Gary L. Crittenden, Stephen P. Norman and Louise M. Parent, or any of them, proxies or proxy, with full power of
R substitution, to vote all common shares of American Express Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders
O    to be held at 200 Vesey Street, 26th Floor, New York, New York, on
     April 23, 2001 at 10:00  A.M., local time, and at any adjournment(s) of the
X Meeting, as indicated on the reverse side of this proxy card with respect to the proposals set forth in the Proxy Statement, and in their discretion
Y upon any matter that may properly come before the meeting or any adjournment(s) of the Meeting.

        The undersigned hereby revokes any proxies submitted previously.

                 PLEASE NOTE ANY COMMENTS OR ADDRESS CHANGE HERE

                 -----------------------------------------------

                 -----------------------------------------------

                 -----------------------------------------------

                 -----------------------------------------------
    (If you have written comments or a change of address in the space above, please mark the corresponding box on the reverse side of this card.)

To ensure timely receipt of your vote and to help the Company reduce costs, you are encouraged to submit your voting instructions by Internet or by telephone:

     simply follow the instructions on the reverse side of this card.

If you choose to submit your voting instructions by mail, just mark, sign and date this proxy card on the reverse side and return it promptly in the envelope provided. You do not need to mark any boxes if you wish to vote as the Board of Directors recommends.

              (continued and to be dated and signed on other side)
--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

NOTICE TO EMPLOYEES PARTICIPATING IN THE AMERICAN EXPRESS INCENTIVE SAVINGS
PLAN:

This proxy card indicates the number of whole shares credited to your account in the American Express Incentive Savings Plan (ISP) as of March 6, 2001. These shares will be voted as you instruct if your proxy card, telephone, or Internet voting instructions are received on or before April 17, 2001 by Mellon Investor Services LLC, which is acting on behalf of American Express Trust Company, the Trustee of the ISP.

If the Trustee does not receive your voting instructions by April 17, 2001, the Trustee will vote your ISP shares in the same proportion as it votes all other shares in the ISP for which it has received timely voting instructions.
--------------------------------------------------------------------------------

This proxy, when properly executed, will be voted in the manner indicated by the undersigned shareholder. If no voting instructions are indicated, this proxy will be voted FOR Items 1 and 2 and AGAINST Item 3.

                                                       Please mark       |X|
                                                       your votes as
                                                       indicated in
                                                       this example

--------------------------------------------------------------------------------
               The Board of Directors recommends a vote FOR Items
                           1 and 2 and AGAINST Item 3.
--------------------------------------------------------------------------------

Item 1 - Election of            FOR                WITHHOLD
          Directors.            ALL                FROM ALL
                              NOMINEES             NOMINEES

                                [ ]                  [ ]

Nominees:
(01) D.F. Akerson             (02) E.L. Artzt               (03) W.G. Bowen
(04) K.I. Chenault            (05) B. Sills Greenough       (06) F.R. Johnson
(07) V.E. Jordan, Jr.         (08) J. Leschly               (09) R.A. McGinn
(10) F.P. Popoff
FOR the slate, except vote WITHHELD from the following nominee(s):

--------------------------------------------------------------------------------

Item 2 - Proposal to ratify selection of Ernst &
          Young LLP as Independent Auditors.

          FOR         AGAINST        ABSTAIN

          [ ]           [ ]            [ ]

Item 3 - Shareholder proposal relating to rotating the site of the Company's annual meeting.

          FOR         AGAINST        ABSTAIN

          [ ]           [ ]            [ ]

I consent to view all future Proxy Statements and           [ ]
Annual Reports online; please do not mail paper copies to me.

COMMENTS/ADDRESS CHANGE - Please mark                       [ ]
this box if you have written comments/address change on the reverse side.

Signature_____________________  Signature____________________
Date_____________

NOTE: Please sign as name appears printed above. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee or guardian, please give full title.
--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                      Vote by Internet or Telephone or Mail
                          24 Hours a Day, 7 Days a Week

      Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked,
                  signed and returned your proxy card by mail.

--------------------------------------------------------------------------------
                                    Internet
                         http://www.proxyvoting.com/axp

Use the Internet to vote your proxy. Have your proxy card in hand when you access the website. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.
--------------------------------------------------------------------------------

                                       OR

--------------------------------------------------------------------------------
                                    Telephone
                                 1-800-840-1208

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.
--------------------------------------------------------------------------------

                                       OR

--------------------------------------------------------------------------------
                                      Mail

                               Mark, sign and date
                                 your proxy card
                                       and
                                return it in the
                              enclosed postage-paid
                                    envelope.
--------------------------------------------------------------------------------

                 Note: If you vote by Internet or by telephone,
                     please do not mail in your proxy card.
--------------------------------------------------------------------------------